As filed with the Securities and Exchange Commission on March 7, 2017 Registration No. 333-189196 Registration No. 333-195826
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _______________________

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _______________________
ERICKSON INCORPORATED (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		93-1307561 (I.R.S. Employer Identification No.)
5550 SW Macadam Avenue, Suite 200 Portland, Oregon 97239 (Address of Principal Executive Offices)

David Lancelot
Chief Financial Officer
5550 SW Macadam Avenue
Suite 200
Portland, Oregon 97239
(503) 505-5800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

copies to:

Kristina Trauger
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
 (713) 547-2000

_______________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☐
Non-accelerated filer ☒(do not check if a smaller reporting company) Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

Erickson Incorporated (the “Company”) is filing this Post-Effective Amendment No. 1 to each of the following registration statements on Form S-3 (collectively, the “Registration Statements”) to deregister securities of the Company, if any, that remain unsold under the Registration Statements:

•
Registration Statement on Form S-3 (File No. 333-189196), filed on June 10, 2013 and amended on July 11, 2013 and July 22, 2013, registering 4,000,000 shares of Common Stock (“Common Stock”), par value $0.001 per share offered by the Company and 5,602,970 shares of Common Stock offered by selling stockholders; and

•	Registration Statement on Form S-3 (File No. 333-195826), filed on May 9, 2014, registering 3,233,332 shares of Common Stock.

On November 8, 2016, the Company filed a voluntary petition for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Company continues to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on December 23, 2016 and as amended, modified, supplemented or reformed from time to time (the “Plan of Reorganization”)), any equity security of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, and the holders of such equity interests shall not have any rights arising from or relating to such equity interests, except the rights provided for pursuant to the Plan of Reorganization.

As a result of the Chapter 11 Petition and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 7, 2017.

ERICKSON INCORPORATED

By:    _/s/ David Lancelot_________________
Name:    David Lancelot
Title: Chief Financial Officer